Exhibit 99.1

PRESS RELEASE

PIERIS PHARMACEUTICALS APPOINTS CHRISTOPHER KIRITSY

TO ITS BOARD OF DIRECTORS

Mr. Kiritsy brings extensive life science research and development, business development, finance and commercial experience to Pieris board

BOSTON, MA, September 22, 2016 – Pieris Pharmaceuticals, Inc. (NASDAQ:PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for cancer and other diseases, announced today that Christopher Kiritsy has joined the Company’s Board of Directors, bringing the total number of directors to seven.

Mr. Kiritsy is a co-founder of Arisaph Pharmaceuticals, Inc. (“Arisaph”) and has served as Arisaph’s President and Chief Executive Officer since 2005. Prior to Arisaph, Mr. Kiritsy served as Executive Vice President, Corporate Development and Chief Financial Officer of Kos Pharmaceuticals, Inc., where he played a key operating role in building the company from start-up to highly profitable, publicly traded, commercial company. During his 10-year tenure at Kos, Mr. Kiritsy spearheaded more than 10 major corporate development transactions and raised approximately $500 million in public equity, including Kos’s initial public offering. Kos was acquired by Abbott Laboratories for $3.7 billion in 2016. Mr. Kiritsy is a seasoned entrepreneur, who possesses more than 20 years of business and technical experience, previously holding senior management positions in R&D, business development and finance.

Commenting on the announcement Mr. Kiritsy stated, “I am very excited to join the Pieris board and look forward to working with Stephen Yoder and the entire team. I think the Pieris Anticalin protein drug class offers significant differentiation enabling the progression of several potential high-value drug candidates in immuno-oncology and other areas.”

“It is a great pleasure to welcome Chris to the Pieris board,” said Stephen Yoder, President and CEO of Pieris. “Chris brings extensive executive leadership, as well as valuable insights from his business development and commercial experience in the pharmaceutical industry, which has translated into significant shareholder value, and I am confident he will be a tremendous asset to our board.”

About Pieris

Pieris Pharmaceuticals is a clinical-stage biotechnology company that discovers and develops Anticalin® protein-based drugs to target validated disease pathways in a unique and transformative way. Our pipeline includes immuno-oncology multi-specifics tailored for the tumor micro-

environment, an inhaled Anticalin protein to treat uncontrolled asthma and a half-life-optimized Anticalin protein to treat anemia. Proprietary to Pieris, Anticalin proteins are a novel class of protein therapeutics validated in the clinic and by partnerships with leading pharmaceutical companies. Anticalin® is a registered trademark of Pieris. For more information visit www.pieris.com.

Company Contact:

Pieris Pharmaceuticals, Inc.

Darlene Deptula-Hicks

SVP & Chief Financial Officer

1-603-553-5803

deptula@pieris.com

Investor Relations Contact:

The Trout Group

Thomas Hoffmann

1-646-378-2931

thoffmann@troutgroup.com

Media Inquiries:

Gretchen Schweitzer

+49 172 861 8540

gschweitzer@macbiocom.com

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